Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAYONIER ADVANCED MATERIALS INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4559529
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL (Address of Principal Executive Offices)	32207 (Zip Code)

Inducement Performance Share Unit Award
(Full title of the plan)

Richard Colby Slaughter
Senior Vice President, General Counsel and Corporate Secretary
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207
(Name and address of agent for service)

(904) 357-4600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Effective January 5, 2026, the Board of Directors of Rayonier Advanced Materials Inc. (the “Registrant” or the “Company”) appointed Scott Sutton as its President and Chief Executive Officer (“CEO”), and effective January 9, 2026, the Company granted Mr. Sutton an award of performance share units (“PSUs”). This Registration Statement on Form S-8 is being filed to register up to a maximum amount of 1,500,000 shares of common stock, par value $0.01 per share (“Common Stock”) issuable pursuant to an award of PSUs granted outside of the Company’s 2023 Incentive Stock Plan as an “employment inducement grant” (the “Inducement Award”) in connection with Mr. Sutton’s appointment as President and Chief Executive Officer. The Inducement Award was granted in reliance on New York Stock Exchange (the “NYSE”) Listing Rule 303A.08, which exempts “employment inducement grants” from the general requirement under the NYSE Listing Rules that all equity compensation plans be approved by stockholders. Pursuant to the Inducement Award, and subject to the terms and conditions of the Inducement Performance Share Unit Award Agreement (the (“Award Agreement”), Mr. Sutton will receive an inducement equity grant of up to a maximum of 1,500,000 PSUs with a three-year performance period and one-year post-vest holding requirement. The actual number of shares earned will be based on the highest average closing price per share measured over any period of 60 consecutive trading days during the three-year performance period based on the performance objectives set forth in the Award Agreement, filed herewith. Any shares earned based on achievement of the share price performance objective during the three-year performance period will vest on the third anniversary of Mr. Sutton’s first day of employment with the Company which was January 5, 2026, subject to the one-year post-vest holding requirement. The shares of Common Stock registered on this Registration Statement on Form S-8 with respect to the Inducement Award represent the maximum number of shares that may be earned pursuant to this award. The actual number of shares earned, if any, will be determined following the completion of the three-year performance period.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Inducement Award required by Item 1 of Form S-8 and the statement of availability of registrant information, inducement award information and other information required by Item 2 of Form S-8 will be sent or given to the recipient, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof; provided, however, that any reports or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items, shall not be deemed incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 6, 2025;

(b)
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 31, 2025;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2025, as filed with the Commission on May 7, 2025;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2025, as filed with the Commission on August 6, 2025;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2025, as filed with the Commission on November 5, 2025;

(f)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2025, March 5, 2025, May 6, 2025, May 16, 2025, August 5, 2025, August 12, 2025, September 19, 2025, November 4, 2025, December 10, 2025, January 5, 2026; and

(g)
The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on January 29, 2014, as amended by Amendment No. 1 filed on March 31, 2014, Amendment No. 2 filed on April 23, 2014, Amendment No. 3 filed on May 13, 2014 and Amendment No. 4 filed on May 29, 2014, as updated by the description of the Common Stock contained in Exhibit 4.1 to the 2024 Form 10-K, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the issuance of the Common Stock being registered has been passed upon for the Registrant by Richard Colby Slaughter, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Slaughter is employed by the Registrant, participates in various employee benefit plans of the Registrant under which he may receive shares of Common Stock or restricted stock units, options to purchase shares of Common Stock or other types of equity awards, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that directors and officers of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (“DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions;

•	for any transaction from which the director derived an improper personal benefit; or

•	of an officer in any action by or in the right of the corporation.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect it, its directors, officers and certain employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of Rayonier Advanced Materials Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 10-K filed by the Registrant with the Commission on March 6, 2025)

4.2
Amended and Restated Bylaws of Rayonier Advanced Materials Inc., effective October 19, 2022 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Commission on October 19, 2022)

4.3	Rayonier Advanced Materials Inc. Inducement Performance Share Unit Award Agreement between Rayonier Advanced Materials Inc. and Scott Sutton, filed herewith

5.1	Opinion of Counsel as to the legality of securities, filed herewith

23.1	Consent of Grant Thornton LLP, filed herewith

23.2	Consent of Counsel, filed herewith (included in Exhibit 5.1)

24.1	Powers of Attorney, filed herewith (included on the signature page of this Registration Statement)

107	Filing Fee Table, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on January 9, 2026.

Rayonier Advanced Materials Inc.

By:	/s/ Richard Colby Slaughter
Richard Colby Slaughter
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Scott Sutton, Marcus J. Moeltner and Richard Colby Slaughter as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including all pre-effective and post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 9, 2026.

Signature	Title

/s/ Scott M. Sutton	President and Chief Executive Officer (Principal Executive
Scott M. Sutton	Officer) and Director

/s/ Marcus J. Moeltner	Chief Financial Officer and Senior Vice President, Finance
Marcus J. Moeltner	(Principal Financial Officer)

/s/ Jared Rollins	Chief Accounting Officer and Vice President, Corporate Controller
Jared Rollins	(Principal Accounting Officer)

/s/ Lisa M. Palumbo	Chair of the Board, Director
Lisa M. Palumbo

/s/ Eric M. Bowen	Director
Eric M. Bowen

/s/ Julie A. Dill	Director
Julie A. Dill

/s/ Charles R. Eggert	Director
Charles R. Eggert

/s/ James F. Kirsch	Director
James F. Kirsch

/s/ David C. Mariano	Director
David C. Mariano

/s/ Ivona Smith	Director
Ivona Smith

/s/ Bryan D. Yokley	Director
Bryan D. Yokley